KPMG Peat Marwick LLP
New Jersey Headquarters   Telephone 201 467 9650  Telefax 201 467 7930
150 John F. Kennedy Parkway
Short Hills, NJ  07078


May 30, 1997


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Vista Technologies, Inc. and, under the date of July 12, 1996, we reported on the consolidated financial statements of Vista Technologies, Inc. as of and for the year ended March 31, 1996. On May 28, 1997, we resigned. We have read Vista Technologies, Inc. statements under Item 4 of its Form 8-K dated May 30, 1997, and we agree with such statements except that we are not in a position to agree or disagree with comments in Item 4(b).


Very truly yours,

/s/ KPMG Peat Marwick LLP